Exhibit 99.1
For Immediate Release

Press Release

Roka Bioscience Reports Third Quarter 2014 Financial Results

Warren, NJ - November 6, 2014 - (PR Newswire) - Roka Bioscience, Inc. (NASDAQ: ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, today reported its financial results for the three months ended September 30, 2014.

Financial Results

Revenue for the quarter ended September 30, 2014 were $1.5 million compared to $556,000 for the third quarter of 2013 and $1.4 million for the second quarter of 2014. The increase in third quarter revenue year-on-year resulted from an increase in the number of Atlas® instruments placed with commercial customers and increased commercial utilization of the instruments. As of September 30, 2014, the Company had 36 instruments placed with customers under commercial agreements compared to 23 instruments as of September 30, 2013 and 36 instruments as of June 30, 2014.

“Although our commercialization efforts did not result in additional instrument placements in the quarter, we continue to make good progress with our targeted strategic accounts.” said Paul Thomas, Roka Bioscience President and Chief Executive Officer. “Despite the challenges associated with the launch of innovative technologies such as our Atlas Detection Assays, we remain focused on increasing revenue from our existing customer relationships while continuing to expand our strategic customer base.”

Total operating expenses for the third quarter were $9.9 million compared to $7.8 million for the same period in 2013. Net loss for the third quarter was $9.1 million, or a loss of $(0.64) per share, compared with $9.4 million, or a loss of $(17.00) per share, for the same period in 2013.

As of September 30, 2014, the Company had $62.8 million in cash, which included the proceeds received by the Company in connection with its IPO in July. During the third quarter, the Company made $10.5 million in cash payments to reduce the royalty rate paid to Gen-Probe pursuant to its license agreement.

Conference Call
Roka Bioscience will host a conference call today at 4:30 p.m. Eastern Time to discuss these results and answer questions. To listen to the conference call live, go to http://rokabio.investorroom.com/ or dial 1-888-347-1331 for domestic callers and 1-412-902-4277 for international callers. A replay of the call will be available commencing two hours after the completion of the call through November 19, 2014 by dialing 1-877-344-7529 domestic and 1-412-317-0088 international, passcode 10055107. An online archive of the conference call will also be available at http://rokabio.investorroom.com/.

About Roka Bioscience
Roka Bioscience is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas Detection Assays incorporate our advanced molecular technologies and are performed on our “sample-in, result-out” Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit http://rokabio.com.
Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. Any statements contained herein (including, without limitation, statements to the effect that we “believe”, “expect”, “anticipate”, “plan” and similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with the Condensed Financial Statements included in this press release and the discussion below. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in the company’s filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update any forward-looking statements, except as may be required by law. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Contact:

Roka Bioscience, Inc.
Steve Sobieski
Chief Financial Officer
(908) 605-4621
ssobieski@rokabio.com

Condensed Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$1,483	$556	$3,701	$1,493
Operating expenses:
Cost of revenue	2,578	1,280	5,416	4,829
Research and development	1,922	2,139	5,991	5,836
Selling, general and administrative	4,618	4,363	14,214	12,896
Amortization of intangible assets	738	42	822	126
Total operating expenses	9,856	7,824	26,443	23,687
Loss from operations	(8,373)	(7,268)	(22,742)	(22,194)
Other income (expense):
Change in fair value of financial instruments	(223)	(2,055)	(785)	(2,630)
Interest income (expense), net	(476)	(91)	(1,244)	(245)
Loss before income taxes	(9,072)	(9,414)	(24,771)	(25,069)
Income tax provision (benefit)	11	35	28	36
Net loss and comprehensive loss	$(9,083)	$(9,449)	$(24,799)	$(25,105)
Net Loss per Common Share:
Basic and diluted	$(0.64)	$(17.00)	$(4.78)	$(51.05)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	14,153,715	555,910	5,188,516	488,190

Condensed Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	September 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$62,849	$32,728
Trade accounts receivable, net of $0 allowance for doubtful accounts	765	277
Inventories	4,894	3,879
Deferred tax assets	—	3,135
Prepaid expenses and other current assets	1,652	2,437
Total current assets	70,160	42,456
Property and equipment, net	12,688	14,510
Intangible assets, net	27,100	1,344
Goodwill	360	360
Other assets	317	444
Total assets	$110,625	$59,114
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$868	$1,226
Short-term deferred payments	609	339
Notes payable, current	9,875	4,919
Accrued expenses	2,320	2,381
Total current liabilities	13,672	8,865
Deferred payments	10,314	3,205
Convertible preferred stock warrant liability	—	212
Deferred tax liabilities	40	40
Other long-term liabilities	338	339
Total liabilities	24,364	12,661
Convertible Preferred Stock	—	127,797
Stockholders' Equity (Deficit):
Total Stockholders' Equity (Deficit)	86,261	(81,344)
Total liabilities and stockholders' equity (deficit)	$110,625	$59,114